Exhibit 99.1

     Willis Acquires InsuranceNoodle, Leading Insurance E-Broker
                          For Small Business


    NEW YORK--(BUSINESS WIRE)--June 28, 2007--Willis Group Holdings Limited (NYSE:WSH), the global insurance broker, today announced the acquisition of Chicago-based InsuranceNoodle, a leading internet distributor of U.S. small business insurance. Terms of the transaction were not disclosed.

    "We are very excited about this acquisition. Small business is a big business growth opportunity for Willis," said Joe Plumeri, Chairman and CEO, Willis, "InsuranceNoodle, with its state-of-the-art internet technology and strong relationships with insurance carriers and agents across the country, offers us a greatly improved, lower-cost way to reach and service this key market in the U.S."

    InsuranceNoodle provides Willis with the following benefits:

    --A patented, proprietary web-based technology platform that facilitates online application and quoting from multiple carriers for a variety of commercial insurance products.

    --A cost-effective way to reach and service small business easily and quickly and that offers unique solutions for franchise, affinity and program opportunities.

    --A recognized brand with carriers and with retail insurance agents and local brokers focusing on small business. InsuranceNoodle currently has more than 2,500 active InsuranceNoodle Network agencies across the country.

    --An electronically linked MGA, Noodle Specialty Brokers, offering a broader array of products and services specifically designed for the small business market.

    Willis' financial strength, management resources and business expertise will drive significant development opportunities for InsuranceNoodle. "We are equally enthusiastic about becoming part of Willis," said InsuranceNoodle holding company CEO Don Urbanciz, "Our alignment with Willis couldn't be better. We will use Willis' strengths to develop more product and service offerings and deepen our access to carriers. We in turn provide an innovative technology that offers a distinct market advantage. InsuranceNoodle gives independent agents a service edge by streamlining the placement of commercial business in an insurance agent's office and providing elevated levels of choice and speed to their clients."

    InsuranceNoodle's industry-leading technology platform will serve as the new foundation for Willis Small Commercial, with Urbanciz named North American CEO. Kathryn Emmerson will remain CEO of InsuranceNoodle, which will continue to operate under its well-known brand name as a division of Willis Small Commercial. Andrea Paris, who prior to the transaction was promoted to lead the centralization of Willis' small commercial business, continues in that role and will assist the InsuranceNoodle management team in fully integrating its business model into the company.

    "Willis and InsuranceNoodle are a strong strategic fit and also share the same values and practices," said Mr. Plumeri, "We both have a client-centric vision, excellent relationships with carriers, highly skilled and experienced teams, a commitment to aggressive growth targets, and an entrepreneurial, cost-conscious culture."

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Willis has more than 300 offices in some 100 countries with a global team of approximately 16,000 employees serving clients in 190 countries. Additional information on Willis may be found at www.willis.com.

    CONTACT: Investors:
             Kerry K. Calaiaro, 212-915-8084
             kerry.calaiaro@willis.com
             or
             Media:
             Valerie Di Maria, 212-915-8272
             valerie.dimaria@willis.com